                                                                                                 Exhibit 23.2

                                                CONSENT OF KPMG LLP

                                           Independent Auditors' Consent

To the Board of Directors of
Acxiom Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Acxiom
Corporation of our reports dated May 2, 2000, relating to the consolidated balance sheets of Acxiom
Corporation and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows and financial statement schedule for each of the years in the two-year period ended March 31, 2000, which reports appear in the March 31, 2001 annual report on Form 10-K of Acxiom Corporation.

                     /s/ KPMG LLP

Dallas Texas
August 29, 2001